Exhibit 16.1

LETTER FROM PRICEWATERHOUSECOOPERS AUDITORES INDEPENDENTES WITH RESPECT TO CHANGE OF AUDITORS

June 28, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Contax Participações S.A. in its annual report on Form 20-F for the fiscal year ended December 31, 2009 in response to Item 16F(a) of Form 20-F (a copy of which is attached), and we agree with the statements concerning our Firm therein.

Very truly yours,

/s/ PricewaterhouseCoopers Auditores Independentes

ATTACHMENT TO LETTER FROM PRICEWATERHOUSECOOPERS AUDITORES INDEPENDENTES WITH RESPECT TO CHANGE OF AUDITORS

Item 16F.    Change in Registrant’s Certifying Accountant

Previous Independent Registered Public Accounting Firm

On April 16, 2009, Contax S.A. replaced PricewaterhouseCoopers Auditores Independentes as the independent registered public accounting firm responsible for auditing its financial statements prepared in accordance with IFRS for the year ended December 31, 2009.  Contax S.A.’s Board of Directors participated in and approved the decision to replace PricewaterhouseCoopers Auditores Independentes.

The reports of PricewaterhouseCoopers Auditores Independentes on the financial statements prepared in accordance with IFRS for the years ended December 31, 2008 and 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2008 and 2007 and through April 16, 2009, there were no disagreements with PricewaterhouseCoopers Auditores Independentes on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers Auditores Independentes, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the years ended December 31, 2008 and 2007 and through April 16, 2009 there were no reportable events (as defined in Item 16F(a)(1)(v) of Form 20-F).

PricewaterhouseCoopers Auditores Independentes has furnished a letter addressed to the SEC, dated June 23, 2010, agreeing with the above statements. See copy of such letter in “Item 19. Exhibits”.

New Independent Registered Public Accounting Firm

     As of April 16, 2009, Contax S.A. engaged Deloitte Touche Tohmatsu Auditores Independentes as its new independent registered public accounting firm responsible for auditing its financial statements prepared in accordance with IFRS for the fiscal year ended December 31, 2009.  During the two most recent fiscal years and through April 16, 2009, Contax S.A. did not consult with Deloitte Touche Tohmatsu Auditores Independentes regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Contax S.A.’s financial statements, and neither a written report was provided to Contax S.A. nor was oral advice provided that Deloitte Touche Tohmatsu Auditores Independentes concluded was an important factor considered by Contax S.A. in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to such Item, or a reportable event, as that term is defined in Item 16F(a)(1)(v) of Form 20-F.